Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Amendment No. 4 to Registration Statement on Form S-1 and Form S-4 (No. 333-200711) of Potomac Holding, LLC of our report dated May 20, 2014 relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in NetScout Systems, Inc.’s Annual Report on Form 10-K for the year ended March 31, 2014. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

May 13, 2015